                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.   )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                        SIGMA CIRCUITS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                        SIGMA CIRCUITS, INC.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1. Title of each class of securities to which transaction applies:
        ----------------------------------------------------------------------
     2. Aggregate number of securities to which transaction applies:
        ----------------------------------------------------------------------
     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)
        ----------------------------------------------------------------------
     4. Proposed maximum aggregate value of transaction:
        ----------------------------------------------------------------------
     (1) Set forth the amount on which the filing fee is calculated and state how it was determained.
/ /  Fee paid previously with preliminary materials
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     5. Amount Previously Paid:
        ----------------------------------------------------------------------
     6. Form, Schedule or Registration Statement No.:
        ----------------------------------------------------------------------
     7. Filing Party:
        ----------------------------------------------------------------------
     8. Date Filed:
        ----------------------------------------------------------------------

                              SIGMA CIRCUITS, INC.

                               393 MATHEW STREET

                         SANTA CLARA, CALIFORNIA 95050

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON FEBRUARY 13, 1997

                            ------------------------

TO THE STOCKHOLDERS OF SIGMA CIRCUITS, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Sigma Circuits, Inc., a Delaware corporation (the "Company"), will be held on February 13, 1997 at 10:00 a.m. local time at the offices of the Company, 393 Mathew Street, Santa Clara, California 95050 for the following purposes:

    1. To elect two directors to hold office until the 1999 Annual Meeting of Stockholders and until their successors are elected.

    2. To ratify the selection of Deloitte & Touche as independent auditors of the Company for its fiscal year ending June 30, 1997.

    3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    The Board of Directors has fixed the close of business on January 10, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          Philip S. Bushnell

                                          SECRETARY

Santa Clara, California

January 15, 1997

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                              SIGMA CIRCUITS, INC.

                               393 MATHEW STREET

                         SANTA CLARA, CALIFORNIA 95050

                             ---------------------

                                PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed proxy is solicited on behalf of the Board of Directors of Sigma Circuits, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on February 13, 1997, at 10:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the offices of the Company, 393 Mathew Street, Santa Clara, California 95050. The Company intends to mail this proxy statement and accompanying proxy card on or about January 15, 1997, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

    The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

    Only holders of record of Common Stock at the close of business on January 10, 1997 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on January 10, 1997, the Company had outstanding and entitled to vote 4,062,527 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

    All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted toward a quorum but are not counted for any purpose in determining whether a matter is approved.

REVOCABILITY OF PROXIES

    Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 393 Mathew Street, Santa Clara, California 95050, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

    Proposals of stockholders that are intended to be presented at the Company's 1997 Annual Meeting of Stockholders must be received by the Company not later than July 10, 1997 to be included in the proxy statement and proxy relating to that Annual Meeting.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

    The Company's Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only be persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the size of the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

    The Board of Directors is presently composed of five members. There are two directors in the class whose term of office expires in 1996. The nominees for election to this class are currently directors of the Company. Mr. Bernard was previously elected by the stockholders while Mr. Boyle was elected to fill a vacancy on the Board by the Board of Directors. If elected at the Annual Meeting, the nominees would serve until the 1999 annual meeting and until their successors are elected and qualified, or until such director's earlier death, resignation or removal.

    Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominee named below. In the event that any of the nominees should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. The persons nominated for election have agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

    Set forth below is biographical information for each nominee and each person whose term of office as a director will continue after the Annual Meeting.

                  NOMINEES FOR ELECTION FOR A THREE-YEAR TERM
                      EXPIRING AT THE 1999 ANNUAL MEETING

    Mr. Bernard has been a Director since April 1995. Mr. Bernard is currently the President of Wireless Infrastructure Products with QUALCOMM Inc., a digital wireless communications company. From 1986 until his retirement in May 1994, Mr. Bernard served with QUALCOMM Inc. as Senior Vice President and General Manager of OmniTRACS-TM-. Prior to that he served as Executive Vice President and General Manager of the M/A-COM Telecommunication Division of M/A-COM LINKABIT, a manufacturer of telecommunications interconnects. Mr. Bernard is 64 years old.

    Mr. Boyle has been a Director since May 1996. Mr. Boyle is currently the Chief Financial Officer of Cubic Corporation, an aerospace and defense contractor. Prior to that he served as Vice President and Treasurer of Wickes Corporation, from 1972 until 1983. Mr. Boyle currently serves as a director of Cubic Corporation and the West Coast Advisory Board of Protection Mutual Insurance Company. Mr. Boyle is 62 years old.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE NAMED NOMINEES.

          DIRECTOR CONTINUING IN OFFICE UNTIL THE 1997 ANNUAL MEETING

    Mr. Bushnell has served as Senior Vice President, Finance and Administration since January 1994. From August 1992 until January 1994, Mr. Bushnell served as Vice President, Finance. He was elected Secretary and Chief Financial Officer in October 1992 and has been a Director since June 1993. From July 1987 to August 1992, Mr. Bushnell was employed in various finance positions with the Company. Prior to joining Sigma, Mr. Bushnell held various finance positions at Varian Associates, a diversified electronics company from 1978 until 1986. Mr. Bushnell is 45 years old.

          DIRECTORS CONTINUING IN OFFICE UNTIL THE 1998 ANNUAL MEETING

    Mr. Kelly has served as President and Chief Executive Officer and a Director since October 1992. Prior to joining Sigma, Mr. Kelly held the position of Vice President of Operations at Lundahl Astro Circuits Inc., a high volume manufacturer of printed circuit boards from December 1991 to October 1992. Prior to that time, from December 1990 to December 1991, Mr. Kelly was a founder and President of Vitesse Engineering, a supplier of electrical test fixtures for the printed circuit board industry. From March 1988 to December 1990, Mr. Kelly was Vice President of Sales and Operations at West Coast Circuits, Inc., a quick-turn manufacturer of printed circuit boards. Mr. Kelly is 43 years old.

    Mr. Cummins has been a Director since April 1986 and Chairman of the Board since August 1992. Mr. Cummins is currently the President, Chief Executive Officer and a Director of Cyberonics, Inc., a medical device company. He was a general partner of Vista Partners, L.P., a venture capital partnership which he joined in 1984 until December 1994. Mr. Cummins was also Vice President and a director of Vista Ventures, Inc., a venture capital advisory firm. Mr. Cummins is 42 years old.

BOARD COMMITTEES AND MEETINGS

    During the fiscal year ended June 30, 1996 the Board of Directors held eight meetings. The Board has an Audit Committee and a Compensation Committee.

    The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of two non-employee directors: Messrs. Cummins and Bernard. It met once during the fiscal year ended June 30, 1996 and Messrs. Cummins and Bernard attended that meeting.

    The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of two non-employee directors:
Messrs. Cummins and Bernard. It met once during the fiscal year ended June 30, 1996 and Messrs. Cummins and Bernard attended that meeting.

    During the fiscal year ended June 30, 1996, all directors attended at least 75% of the aggregate of the meetings of the Board and of the committees on which then served, held during the period for which they were a director or committee member, respectively.

                                   PROPOSAL 2

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors has selected Deloitte & Touche as the Company's independent auditors for the fiscal year ending June 30, 1997 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Deloitte & Touche has audited the Company's financial statements since 1983. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    Stockholder ratification of the selection of Deloitte & Touche as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Deloitte & Touche to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

    The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Deloitte & Touche.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the ownership of the Company's Common Stock as of December 27, 1996 by: (i) each current director; (ii) each nominee for director; (iii) each of the executive officers named in the Summary Compensation Table; (iv) all executive officers and directors of the Company as a group; and (v) all those known by the Company to be beneficial owners of more than five percent (5%) of its Common Stock.

                                                                         BENEFICIAL OWNERSHIP(1)
                                                                        --------------------------
                                                                         NUMBER OF    PERCENT OF
NAME                                                                      SHARES         TOTAL
----------------------------------------------------------------------  -----------  -------------
Citation Circuits, Inc.(2)............................................     578,786         13.7%
  1950 W. Fremont Street
  Stockton, CA 94023

B. Kevin Kelly(3).....................................................     140,466          3.4%

Philip S. Bushnell(4).................................................      76,933          1.9%

Robert P. Cummins(5)..................................................      44,704          1.1%

Thomas J. Bernard(6)..................................................      18,000         *

William H. Boyle(7)...................................................       7,500         *

All directors and executive officers as a group (6 persons)(8)........     294,414          7.0%

------------------------

 *  Less than 1%

(1) This table is based upon information supplied by officers, directors and principal shareholders. Unless otherwise indicated in the footnotes to this table and subject to the community property laws where applicable, each of the shareholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by him. Percentage of beneficial ownership is based on 4,011,536 shares of Common Stock outstanding as of December 27, 1996, adjusted as required by rules promulgated by the SEC.

(2) Includes 200,000 shares of Common Stock issuable to Citation Circuits, Inc. ("Citation") pursuant to the terms of a $1,500,000 Convertible Subordinated
    Note issued to Citation as partial consideration for the purchase of substantially all of the assets and certain liabilities of Citation.

(3) Includes 132,152 shares issuable upon exercise of options exercisable within 60 days of December 27, 1996.

(4) Includes 33,831 shares issuable upon exercise of options exercisable within 60 days of December 27, 1996.

(5) Includes 14,704 shares issuable upon exercise of options exercisable within 60 days of December 27, 1996.

(6) Includes 13,000 shares issuable upon exercise of options exercisable within 60 days of December 27, 1996.

(7) Represents shares issuable upon the exercise of options exercisable within 60 days of December 27, 1996.

(8) Includes 209,587 shares issuable upon exercise of options exercisable within 60 days of December 27, 1996.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended June 30, 1996, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

    In accordance with Company policy, all members of the Board of Directors are eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings. In addition, each non-employee director of the Company received annual compensation of $5,000 for their service as Board members during fiscal 1996.

    On December 31, 1995, Mr. Cummins and Mr. Bernard, the only non-employee directors incumbent at the time, were each automatically granted an option to purchase 3,000 shares of the Company's Common Stock in accordance with the Company's 1994 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). On April 24, 1996, the date Mr. Boyle was first elected to the Board of Directors, Mr. Boyle was automatically granted an option to purchase 10,000 shares of the Company's Common Stock pursuant to the Directors' Plan.

COMPENSATION OF EXECUTIVE OFFICERS

    The following table shows for the fiscal years ending June 30, 1996, 1995 and 1994, compensation awarded or paid to, or earned by the Company's Chief Executive Officer and its two other most highly compensated executive officers whose salary and bonus compensation exceeded $100,000 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                                            AWARDS
                                                       LONG-TERM              ANNUAL COMPENSATION         -----------
                                                     COMPENSATION       --------------------------------  SECURITIES
                                                 ---------------------     BONUS      ALL OTHER ANNUAL    UNDERLYING
          NAME AND PRINCIPAL POSITION              YEAR     SALARY($)     ($)(1)     COMPENSATION ($)(2)  OPTIONS(3)
-----------------------------------------------  ---------  ----------  -----------  -------------------  -----------
B. Kevin Kelly                                        1996  $  199,039   $  75,872        $   9,150           80,000
  President, Chief Executive                          1995     175,006      15,500            8,766           53,526
  Officer and Director                                1994     175,006      50,000            8,838          124,938

Philip S. Bushnell                                    1996  $  143,500   $  57,110        $   9,150           60,000
  Senior Vice President,                              1995     125,000       7,750            8,838           41,268
  Finance and Administration,                         1994     116,918      25,000            8,838           51,342
  Chief Financial Officer,
  Secretary and Director

John M. Rottenburg                                    1996  $  193,172   $  36,214        $   9,150           30,000
  Former Vice President,                              1995      40,385      --                1,800           70,000
  Operations                                          1994      --          --               --               --

------------------------

(1) Bonuses awarded to Messrs. Kelly and Bushnell in fiscal 1994 were in connection with the successful completion of the Company's initial public offering. The amounts were paid over the first half of fiscal 1995. Bonuses awarded to Messrs. Kelly and Bushnell in fiscal 1995 were paid in the first quarter of fiscal 1996.

(2) Consists of automobile allowance and premiums for health insurance benefits.

(3) These options become exercisable in 54 equal monthly installments beginning with the seventh month from the date of grant.

                       STOCK OPTION GRANTS AND EXERCISES

    The Company has granted options to its executive officers under its 1988 Stock Option Plan (the "Plan"), adopted in May 1988 and amended in October 1993, March 1994, June 1995, September 1995.

    At June 30, 1996, options (net of canceled or expired options) covering an aggregate of 1,082,563 shares of the Company's Common Stock had been granted under the Option Plan, and only 139,469 shares (plus any shares that might in the future be returned to the Option Plan as a result of cancellations or expiration of options) remained available for future grant under the Option Plan. The Board of Directors voted in September 1995 to amend the Option Plan, subject to stockholder approval, to increase the number of shares of Common Stock authorized for issuance under the Option Plan by 200,000, bringing the total shares authorized for issuance under the Option Plan to 1,300,000.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth each grant of stock options made during the fiscal year ended June 30, 1996 to each of the Named Executive Officers:

                                      INDIVIDUAL GRANTS                                               POTENTIAL REALIZABLE
                                  --------------------------                                            VALUE AT ASSUMED
                                   NUMBER OF   PERCENTAGE OF                                         ANNUAL RATES OF STOCK
                                  SECURITIES   TOTAL OPTIONS                                         PRICE APPRECIATION FOR
                                  UNDERLYING    GRANTED IN     EXERCISE      MARKET                    OPTION TERM ($)(3)
                                    OPTIONS       FISCAL         PRICE        PRICE     EXPIRATION   ----------------------
NAME(1)                           GRANTED(1)      1996(2)       ($/SH)       ($/SH)        DATE          5%         10%
--------------------------------  -----------  -------------  -----------  -----------  -----------  ----------  ----------
B. Kevin Kelly..................      80,000         13.1%     $    6.25    $    6.25     11/1/2005  $  314,447  $  796,871

Philip S. Bushnell..............      60,000          9.9%          6.25         6.25     11/1/2005     235,835     597,653

John M. Rottenburg..............      30,000          4.9%          6.25         6.25     11/1/2005     117,918     298,827

------------------------

(1) These options become exercisable in 54 equal monthly installments beginning with the seventh month from the date of grant.

(2) Based on a total of 608,150 options granted during the fiscal year ended June 30, 1996.

(3) The potential realizable value is based on the term of the option at the time of grant (ten years). Assumed stock price appreciation of five percent and ten percent used pursuant to rules promulgated by the Commission. The potential realizable value is calculated by assuming that the market price per share appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

    The following tables show for the fiscal year ended June 30, 1996, certain information regarding options granted to, exercised by and held at year end by the Named Executive Officers:

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND JUNE 30, 1996 OPTION VALUES

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                    OPTIONS AT             IN-THE-MONEY OPTIONS
                                  SHARES                         JUNE 30, 1996(#)         AT JUNE 30, 1996($)(2)
                               ACQUIRED ON       VALUE      --------------------------  --------------------------
NAME                           EXERCISE(#)   REALIZED($)(1) EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-----------------------------  ------------  -------------  -----------  -------------  -----------  -------------
B. Kevin Kelly...............       --            --            90,675        189,138    $ 503,104    $   603,425

Philip S. Bushnell...........       17,266    $   108,565       10,280        117,264       47,450        304,333

John M. Rottenburg...........       10,375         57,736       --            --            --            --

------------------------

(1) Based on the fair market value of the Company's Common Stock on the dates of exercise minus the exercise price.

(2) Based on the closing price of the Company's Common Stock on June 28, 1996 ($6.50 per share) minus the exercise price.

                  REPORT OF THE COMPENSATION COMMITTEE OF THE
                BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION(1)

    The Compensation Committee of the Board of Directors (the "Committee") is composed of Messrs. Bernard and Cummins, none of whom has been an officer or employee of the Company. The Committee is responsible for establishing the Company's compensation programs for executive officers.

COMPENSATION PHILOSOPHY

    The goals of the compensation program are to align compensation with business objectives and performance and to enable the Company to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company and to establish an appropriate relationship between executive compensation and the creation of long-term stockholder value. To meet these goals, the Committee has adopted a mix among the compensation elements of salary, bonus and stock options, with a bias toward stock options to emphasize the link between executive incentives and the creation of stockholder value as measured by the equity markets.

    BASE SALARY. The Committee annually reviews each executive officer's base salary. When reviewing base salaries, the Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices. In general, the salaries of executive officers are not determined by the Company's achievement of specific corporate performance criteria. Instead the Committee determines the salaries for executive officers based upon a review of salary surveys of other publicly traded electronics manufacturing companies with capitalizations similar to that of the Company. Based upon such surveys, the executive officers' salaries are set in the middle of the range established by comparable companies in the electronics manufacturing industry.

    BONUS. The Company adopted a formal bonus program in fiscal 1995. The bonus program is a variable pay program through which executive officers and key managers of the Company may earn additional compensation. It is the Committee's philosophy that bonuses when combined with salaries create total compensation which is competitive with other similar electronics manufacturing companies. Bonus awards depend on the extent to which Company and individual performance objectives are achieved. The Company's performance objectives include operating, strategic and financial goals considered critical to the Company's fundamental long-term goal of building stockholder value. In fiscal 1996, the Compensation Committee adopted a formula for awarding executive bonuses. The formula provided for quarterly awards equal to 3% of the Company's actual operating income with an additional 1% of actual operating income payable at the discretion of the Board of Directors. Based on the Company's performance in fiscal 1996, bonuses were awarded under the bonus program in the first, second and third quarters. For fiscal 1997, the primary objective of the bonus program is the attainment of certain levels of pre-tax income and increasing the Company's operating margins.

    OPTION PLAN. The 1988 Stock Option Plan offered by the Company has been established to provide all employees of the Company with an opportunity to share, along with stockholders of the Company, in the long-term performance of the Company.

    Periodic grants of stock options are generally made to all eligible employees, with additional grants being made to certain employees upon commencement of employment and occasionally following a significant change in job responsibilities, scope or title. Stock options granted generally have a five-year vesting schedule and expire ten years from the date of grant. The exercise price of options granted under the stock option plans is usually 100% of fair market value of the underlying stock on the date of grant.

------------------------

(1) The material in this report is not "soliciting material," is not deemed filed with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in any such filing.

    Guidelines for the number of stock options for each participant in the periodic grant program generally are determined by a formula established by the Committee whereby several factors are applied to the salary and performance level of each participant and then related to the approximate market price of the stock at the time of grant. In awarding stock options, the Committee considers individual performance, overall contribution to the Company, officer retention, the number of unvested stock options and the total number of stock options to be awarded. After considering the criteria relating to awarding stock options, the Committee awarded options to the Named Executive Officers in October 1993 (fiscal 1994), September 1994 (fiscal 1995) and September 1995 (fiscal 1996).

    Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Compensation Committee have approved an amendment to the Company's 1988 Stock Option Plan which allows compensation recognized as a result of stock options granted under the plan with an exercise price at least equal to the fair market value of the Company's common stock on the date of grant to be treated as "performance-based compensation" and thus deductible by the Company.

CEO COMPENSATION

    The Committee uses the same procedures described above in setting the annual salary, bonus and stock option awards for the CEO. The CEO's salary is determined based on comparisons with other public electronics manufacturing companies as described above and is set in the middle of the range established by those companies. In awarding stock options, the Committee considers the CEO's performance, overall contribution to the Company, retention, the number of unvested options and the total number of options to be granted. The CEO's salary was increased during fiscal 1996. The CEO was awarded stock options in October 1993 (fiscal 1994), September 1994 (fiscal 1995) and November 1995 (fiscal
1996). The CEO was granted a bonus in fiscal 1996 as a participant in the bonus program described above. As described above, in determining where the CEO's total compensation is set within the ranges and in light of the considerations described above, the Committee by necessity makes certain subjective evaluations. Compared to other companies surveyed by the Company, the CEO's salary, bonus and stock options are in the mid-range.

CONCLUSION

    Through the plans described above, a significant portion of the Company's compensation program and the CEO's and the other executive officers' compensation are contingent on Company performance, and realization of benefits by the CEO and the other executive officers is closely linked to increases in long-term stockholder value. The Company remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of the Company's business may result in highly variable compensation.

                                          COMPENSATION COMMITTEE

                                          Thomas J. Bernard, Chairman

                                          Robert P. Cummins

                     PERFORMANCE MEASUREMENT COMPARISON(1)

    The following chart shows the value of an investment of $100 on June 3, 1994 (the date of the Company's initial public offering) in cash of (i) the Company's Common Stock, (ii) the Nasdaq Stock Market Index and (iii) an index based on companies in a group of public companies in the Company's industry (Standard Industrial Classification 3670-Electronic Components). All values assume reinvestment of the full amount of all dividends and are calculated as of June 30, 1996:

              COMPARISON OF TOTAL CUMULATIVE RETURN ON INVESTMENT

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                  SIGMA     NASDAQ      3670
June 3, 1994      $100.00    $100.00    $100.00
June 30, 1994      $93.00     $96.00     $94.00
June 30, 1995     $120.00    $133.48    $206.11
June 30, 1996     $260.00    $171.40    $217.91

------------------------

(1) The material in this report is not "soliciting material," is not deemed filed with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in any such filing.

                              CERTAIN TRANSACTIONS

    The Company's Bylaws provide that the Company shall indemnify its directors and may indemnify its officers, employees and other agents to the fullest extent not prohibited by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnity agreements with each of its directors and executive officers.

    In addition, the Company's Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, the Company's directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company or its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the

Company or its stockholders, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit and for improper distributions to stockholders. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

    On July 1, 1995, the Company entered into a consulting agreement with Mr. Cummins which provides for a monthly payment of $2,500 to Mr. Cummins in exchange for certain consulting services. The agreement had a term of one year and expired at the end of fiscal 1996.

    On September 30, 1995, the Company acquired substantially all of the assets and assumed certain liabilities of Citation Circuits, Inc., Citation Enterprises, Inc. and Citron Inc. (collectively, "Citation Companies"), all of which were owned by Mr. Brockl and were engaged in the manufacture and sale of printed circuit boards and backplane assemblies. The purchase price of $16,544,000 was paid in cash of $9,952,000 (financed through bank term loans), 378,786 shares of Common Stock with a fair market value of $2,500,000 and two 12% subordinated notes due in June 1997 totaling $4,092,000, of which $1,500,000 is convertible into 200,000 shares of Common Stock. In the event of a public offering of Common Stock meeting certain defined criteria, the $1,500,000 note is due upon the closing of the offering.

    In connection with the acquisition of the Citation Companies, Mr. Brockl became an employee of the Company. Mr. Brockl is no longer an employee of the Company. Mr. Brockl's annual salary was $150,000 as an employee of Sigma and he received an option to purchase 60,000 shares of Common Stock at an exercise price of $6.875 per share. Upon termination of Mr. Brockl's employment, he was granted severance pay equal to three months salary. Mr. Brockl also entered into a noncompetition agreement with the Company pursuant to which Mr. Brockl has agreed not to compete with the Company for a period of two years from the date of his termination as either an employee of, or consultant to, the Company.

    In October 1995, the Company entered into change-in-control severance agreements (the "Severance Agreement") with Mr. Kelly and Mr. Bushnell. Pursuant to the Severance Agreements, if the employment of Mr. Kelly or Mr. Bushnell is either involuntarily terminated by the Company without cause, or voluntarily terminated by resignation of Mr. Kelly or Mr. Bushnell for good reason within 12 months following a change-in-control, then the terminated executive will be entitled to severance compensation and benefits, including a lump sum payment of 18 months of base salary for Mr. Kelly and 12 months of base salary for Mr. Bushnell (an aggregate amount equal to $300,000 for Mr. Kelly and $150,000 for Mr. Bushnell, subject to salary adjustments), payment of health benefit premiums for 18 months for Mr. Kelly and 12 months for Mr. Bushnell, a severance bonus (equal to the bonus that would have been payable had the executive worked the entire year, pro rated by the number of days worked), and acceleration of vesting of all outstanding stock options. As set forth in more detail in the Severance Agreements: a "change-in-control" transaction is defined as any capital transaction or reorganization in which ownership of more than 50% of the Company's voting shares changes; "cause" is defined as conviction of a crime or participation in fraud against the Company or gross unfitness to serve as determined by the Board of Directors. "Good reason" is a reduction in compensation, benefits or responsibilities.

    The Company believes that the foregoing transactions were in its best interests. As a matter of policy these transactions were, and all future transactions between the Company and any of its officers, directors or principal stockholders will be, approved by a majority of the disinterested members of the Board of Directors, will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and will be in connection with bona fide business purposes of the Company.

                                 OTHER MATTERS

    The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          Philip S. Bushnell

                                          SECRETARY

January 15, 1997

                           SIGMA CIRCUITS, INC.

                PROXY SOLICITED BY THE BOARD OF DIRECTORS
                 FOR THE ANNUAL MEETING OF STOCKHOLDERS
                    TO BE HELD ON FEBRUARY 13, 1997

   The undersigned hereby appoints B.Kevin Kelly and Philip S. Bushnell, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Sigma Circuits, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Sigma Circuits, Inc. to be held at 393 Mathew Street,
Santa Clara, CA 95050 on Thursday, February 13, 1997 at 10:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

   UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE
INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Please mark your votes as indicated in this example /X/


MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.


1. To elect two directors to hold office until the 1999 Annual Meeting of Stockholders.

NOMINEES: Thomas J. Bernard
and William J. Boyle

FOR all nominees listed below (except as marked to the contrary below). / /

WITHHOLD AUTHORITY to vote for all nominees listed below. / /


TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), WRITE SUCH NOMINEE(S)' NAME(S) BELOW:

-----------------------------------------------------------------------

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

2. To ratify the selection of Deloitte & Touche as independent auditors of the Company for its fiscal year ending June 30, 1997.

/ / FOR

/ / AGAINST

/ / ABSTAIN

DATED                                 , 1997
      ------------------------------


-------------------------------------------

-------------------------------------------
               SIGNATURE(S)

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. IF THE STOCK IS REGISTERED IN THE NAMES OF TWO OR MORE PERSONS, EACH SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS AND ATTORNEYS-IN-FACT SHOULD ADD THEIR TITLES. IF SIGNER IS A CORPORATION, PLEASE GIVE FULL CORPORATE NAME AND HAVE A DULY AUTHORIZED OFFICER SIGN, STATING TITLE. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.


PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN
   ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.